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                                                                    EXHIBIT 10-O



As a taxable executive benefit, the Company pays the premiums for life insurance policies on the lives of non-employee Directors and certain key executives. The executive or Board member has the right to designate the beneficiary under the applicable life insurance policy. Messrs. Alter and Hart are each covered by a $5,000,000 policy. Mr. Greenawalt is covered by a $3,000,000 policy. Messrs. Lindenberg, Marshall, Wesselink and Riseman are each covered by a $1,000,000 policy, and each non-employee Director is covered by a $500,000 policy. All of the life insurance policies are owned by the Company, with the exception of the policy providing coverage for Mr. Riseman which is owned by him. Upon termination of employment, each executive (other than Mr. Riseman) is entitled to acquire the insurance policy from the Company, upon payment to the Company of an amount equal to the cash value of the policy at that time. The policies insuring the non-employee Directors are term life insurance policies, on which there is no build-up in cash value.